SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                            HYDRON TECHNOLOGIES, INC.
                            -------------------------
                (Name of Registrant as Specified in its Charter)

      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:__________________________________

      2) Aggregate number of securities to which transaction applies:__________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):__________________________________

      4)    Proposed maximum aggregate value of
            transaction:__________________________________

      5)    Total fee paid:__________________________________

      |_|   Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:__________________________________

      2)    Form, Schedule, or Registration Statement No.:_____________________

      3)    Filing Party:__________________________________

      4)    Date Filed:__________________________________

                            HYDRON TECHNOLOGIES, INC.
                           1001 Yamato Road, Suite 403
                            Boca Raton, Florida 33431

Fellow Shareholder:

In the President's letter accompanying the 1997 Annual Report, our primary focus was on the past and present. Here, we will share our strategic goals and solicit your support to help make these goals a reality.

Strategic Goals

Your Board of Directors believes our company must expand the marketing of its products beyond live electronic retailing and cosmetic skin care. Broadly, the Board believes that the company is well positioned to enter several new market segments and distribution channels. These include the healthcare and health-food markets, with both over-the-counter drugs and "cosmeceutical" products (i.e., cosmetic products with clinically proven therapeutic benefits). Your Board believes a combination of internal growth and acquisitions will be needed to meet these objectives.

Board of Directors

To streamline and sharpen its focus, the Board voted to reduce its size from nine to five members. Despite the smaller number of directors, the individuals nominated for the Board offer broad based experience in the field of skin care, as well as expertise in finance, including the purchase and sale of businesses. Your Board believes that it is in our shareholders' best interest for the company to consider an aggressive growth strategy. To that end, the company is seeking to strengthen its research and development and its management.

Enhanced Research and Development

In addition to Charles Fox, the company's eminent cosmetic chemist consultant and the inventor of the patented Hydron emulsion technology, the company is currently negotiating a consulting agreement with another distinguished chemist, Walter Smith, Ph.D. Assuming a successful conclusion to our discussions with Dr. Smith, the company expects to market a number of proprietary products developed by Dr. Smith and will work with Dr. Smith to develop future products. Dr. Smith's professional background includes seven years as the Worldwide Director of Research for Estee Lauder Companies, Inc.; he also held a position with Richardson Vicks as Assistant Director of Research. Among his personal accomplishments, Dr. Smith holds over a dozen U.S. and international patents, lectures worldwide and has published over 60 technical articles.

New Management

The company recently hired Robert T. Austen as Chief Operating Officer and Executive Vice President to implement the goals set by the Board. Mr. Austen has over 20 years of experience in product marketing and finance. His background includes positions at Chesebrough-Ponds, Bausch & Lomb and most recently as Director of Marketing for Beiersdorf, Inc. a $4 billion German company whose brands include Nivea(TM), Eucerin(TM) and Curad(TM).

In order to be able to begin implementing our agenda, the Board must address a number of challenges, the most significant of which are outlined below:

Contract Restrictions

The company is currently discussing structural changes in its exclusive licensing agreement with its electronic retailer. Although there can be no assurance as to the outcome of these discussions, progress to date has been constructive, and the Board is hopeful a mutually beneficial resolution can be achieved to allow the company a greater degree of flexibility in distributing its products.

Reverse Split (Proxy Proposal #2)

Driven by changes in NASDAQ listing qualifications, the company now faces de-listing from the NASDAQ National List. Despite this less than ideal timing, the Board believes that the reduction of our issued and outstanding shares is appropriate. Aggressive share issuance by past management significantly diluted shareholder equity since there was little real or potential increase in corresponding assets. Dilution caused by the issuance of too many shares in relation to sales, earnings or assets has made our shares less interesting as an investment, as well as less useful as a tool for the acquisition of assets. The Board believes its goal of growth through acquisition could be easier to attain with both continued national listing status and a smaller public float.

Preferred Share Authorization (Proxy Proposal #3)

The Board believes that an acquisition strategy is the preferred method of enhancing shareholder value and that a judicious use of equity is the best means to accomplish this goal. This equity may take the form of common stock or the proposed Preferred Shares. The Board is aware that, at this time, the company's common stock is speculative and its ability to be used as currency to acquire assets may therefore be hindered. Preferred Shares would allow the Board flexibility in structuring potential acquisitions in relation to a target company's anticipated contribution to overall results. The company currently has no agreements or understandings with respect to any potential acquisitions.

Implementation

Although your Board realizes the company must still overcome certain hurdles before implementing its plans, we believe that it is prudent to begin the groundwork now. Resolving the outstanding legal issues, improving our electronic retailing effort, analyzing potential acquisition candidates and completing marketing studies are all part of the steps still ahead. Shareholder approval of the proposals detailed in the accompanying Proxy Statement will provide some of the tools necessary to accomplish that work; each piece bringing us one step closer to implementation.

Thank you for your consideration in these matters.


                                Richard Banakus
                                Interim President

                            HYDRON TECHNOLOGIES, INC.
                           1001 YAMATO ROAD, SUITE 403
                            BOCA RATON, FLORIDA 33431

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON OCTOBER 1, 1998
                          -----------------------------

TO THE SHAREHOLDERS:

Notice is hereby given that the annual meeting of shareholders (the "Annual Meeting") of Hydron Technologies, Inc. (the "Company") has been called for and will be held at 3:00 P.M., local time, on October 1, 1998, at the Boca Raton Marriot Crocker Center, 5150 Town Center Circle, Boca Raton, Florida 33486 for the following purposes:

      (1) To elect five (5) directors of the Company to serve as the Board of Directors (the "Board") to hold office until the next Annual Meeting of Shareholders;

      (2) To consider and vote upon an amendment to the Company's Certificate of Incorporation to effect a one for five reverse stock split of the Company's Common Stock, par value $.01 per share;

      (3) To consider and vote upon an amendment to the Company's Certificate of Incorporation to authorize the Company to issue up to 5,000,000 shares of preferred stock to be issued from time to time in such amounts and designations as authorized by the Board;

      (4) To ratify the Board's appointment of Ernst & Young, LLP, independent certified public accountants, to serve as independent certified public accountants of the Company for the current fiscal year; and

      (5) To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      The Board has fixed the close of business on August 24, 1998 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Company's offices at 1001 Yamato Road, Suite 403, Boca Raton, Florida 33431, for ten (10) days prior to October 1, 1998.

                          By Order of the Board of Directors

                          CHAUDHURY M. PRASAD SECRETARY

Boca Raton, Florida
Dated: August 25, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

                            HYDRON TECHNOLOGIES, INC.
                           1001 YAMATO ROAD, SUITE 403
                            BOCA RATON, FLORIDA 33431
                                 PROXY STATEMENT
            Annual Meeting of Shareholders to be held October 1, 1998

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Hydron Technologies, Inc. (the "Company"), a New York corporation with offices located at 1001 Yamato Road, Suite 403, Boca Raton, Florida 33431, of proxies to be voted at the annual meeting of shareholders of the Company to be held on October 1, 1998, and at any adjournments thereof (the "Annual Meeting"). Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, or by a shareholder voting in person at the Annual Meeting. All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are indicated, proxies will be voted FOR the election of the five (5) directors specified herein; FOR the approval of the one for five reverse stock split; FOR the approval of the authorization of preferred stock; and FOR the ratification of the Board's selection of Ernst & Young, LLP as the independent certified public accountants of the Company.

A form of proxy is enclosed for use at the Annual Meeting.

The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and the accompanying Proxy will be borne by the Company. In addition to solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph or cable. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock (as defined below). The Company will reimburse such persons for their expenses in forwarding soliciting material. This Proxy Statement, the accompanying Notice of Meeting of Shareholders, the Proxy and the Annual Report to Shareholders are expected to be mailed to shareholders beginning approximately August 25, 1998.

All votes will be tabulated by the inspectors of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on matters presented to the Shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

The Board has fixed the close of business on August 24, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of the shares of the Company's common stock, par value $.01 per share ("Common Stock"), on the Record Date will be able to vote at the Annual Meeting, and will be entitled to one (1) vote for each share held. No shares of Common Stock have cumulative voting rights. On the Record Date, there were 24,545,816 outstanding shares of Common Stock. There was no other class of voting securities outstanding at that date. The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of the holders of a plurality of the shares of Common Stock cast and entitled to vote at the Annual Meeting will be required to act on the election of director. The affirmative vote of the holders of a majority of the shares of outstanding Common Stock is required for the approval of the amendments to the Company's Certificate of Incorporation, and the affirmative vote of the holders of a majority of the shares cast and entitled to vote at the Annual Meeting will be required to act on all other matters to come before the Annual Meeting.

                                 PROPOSAL NO. 1:
                      NOMINATION AND ELECTION OF DIRECTORS

The number of directors of the Company has been set by a resolution adopted by a majority of the entire Board. The Board has reduced the number of directors to be elected at the Annual Meeting to constitute the Board, from nine (9) to five
(5), as it is of the opinion that a smaller board can operate more efficiently for the benefit of the shareholders of the Company. The directors are to be elected to serve until the Company's next Annual Meeting of Shareholders or until their respective successors shall be duly elected and qualified. The Board has nominated Richard Banakus, Mark Egide, Karen Gray, Charles Johnston and Richard Tauman (each of whom is a member of the present Board) to serve as directors of the Company until the Company's 1999 Annual Meeting of Shareholders or until their respective successors shall be duly elected and qualified. Unless otherwise specified, all proxies will be voted in favor of the five (5) nominees listed above as directors of the Company.

If any nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute. Directors are elected by a plurality of the votes cast.

YOUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL. THE ENCLOSED PROXY WILL BE VOTED FOR THE PROPOSAL UNLESS A CONTRARY SPECIFICATION IS MADE.

CERTAIN INFORMATION REGARDING DIRECTOR NOMINEES

         Nominee      Age       Office                            Director Since
         -------      ---       ------                            --------------

Richard Banakus        52       Interim President and Director    June 1995
Mark Egide             42       Director                          September 1997
Karen Gray             40       Director                          December 1997
Charles Johnston       63       Director                          December 1997
Richard Tauman         31       Executive VP and Director         March 1994

RICHARD BANAKUS has served as a director of the Company since June 1995 and as Interim President of the Company since September 19, 1997. From April 1991 to the present, Mr. Banakus has been a private investor with interests in a number of privately and publicly held companies. From July 1988 through March 1991, he was the managing partner of Banyan Securities, Larkspur, California, a securities brokerage firm which he founded.

MARK EGIDE has served as a director of the Company since September 1997. Since September 1989, Mr. Egide has served as President of Avalon Natural Products, Inc., a cosmetics manufacturing and importing company which he founded.

KAREN GRAY has served as a director of the Company since December 1997, and has been a consultant to the Company on marketing and communications matters since November 1996. Ms. Gray has over 15 years of management experience in marketing communications in various capacities with various companies. From 1993 to November 1996, Ms. Gray served as Vice President, Corporate Communications, of the Company. From June 1992 to November 1993, Ms. Gray served as President of MarComm Associates, Inc., a marketing communications company which she founded.

CHARLES JOHNSTON has served as a director of the Company since December 1997. During the past 10 years he has served on various boards. Mr Johnston is currently Chairman of Ventex Technology, Inc. an electronic transformer company in Riviera Beach, Florida, AFD Technologies, Inc. a chemical company in Jupiter, Florida. He was previously founder, Chairman and CEO of ISI Systems, a computer software company listed on the American Stock Exchange prior to its sale in November 1989 to Teleglobe Corporation of Montreal, Canada. Mr. Johnston also serves as a Trustee of Worcester Polytechnic Institute in Worcester and of the Institute of Psychiatric Research at the University of Pennsylvania. In addition, he serves a director of the following companies: Infosafe Systems, an internet company in New York City; Kideo Productions, an educational software company in New York City; Spectrum Signal Processing, a digital signal processing computer hardware and software company in Vancouver, Canada; and Waste Systems International, a landfill remodeling company in Cambridge, Massachusetts.

RICHARD TAUMAN has served as a director of the Company since March 1994, Executive Vice President since April 1995 and Chief Operating Officer from January 1996 to August 1998. Mr. Tauman served as Vice President, Production of the Company from March 1994 to April 1995 and in various production capacities since 1989.

CERTAIN INFORMATION ABOUT THE BOARD AND COMMITTEES

The Board has three (3) standing committees: the Stock Option Committee, which has the function of administering the Company's stock option plans; the Audit Committee, which has the function of recommending to the Board the appointment of independent auditors and of reviewing the performance and scope of audit and nonaudit services to be performed by the independent auditors; and the Executive Compensation Committee, which oversees the compensation of the executive officers of the Company.

The members of the Stock Option Committee as of December 31, 1997 were Messrs. Egide, Johnston and Dr. Samuel Leb. Such committee did not meet during the fiscal year ended December 31, 1997. Due to the reduction in the number of directors, the Board will reconstitute the Stock Option Committee following the Annual Meeting.

The members of the Audit Committee as of December 31, 1997 were Mr. Mark Egide, Mr. Frank Fiur and Mr. Hughes Lamotte. Such committee did not meet during the fiscal year ended December 31, 1997. Due to the reduction in the number of directors, the Board will reconstitute the Audit Committee following the Annual Meeting.

The members of the Executive Compensation Committee (the "Compensation Committee") as of December 31, 1997, were Messrs. Egide, Johnston and Leb. Such committee did not meet during the fiscal year ended December 31, 1997. Due to the reduction in the number of directors, the Board will reconstitute the Compensation Committee following the Annual Meeting.

The Board held five meetings during the fiscal year ended December 31, 1997. All of the directors attended at least 75% of such meetings.

                               SECURITY OWNERSHIP

The following table sets forth certain information as of July 31, 1998 regarding
(i) the share ownership of the Company by each person who is known to the Company to be the record or beneficial owner of more than five percent (5%) of the Common Stock, (ii) the share ownership of each director of the Company during the year ended December 31, 1997, each person nominated herein to serve as a director of the Company, the Chief Executive Officer of the Company and each other most highly paid executive officer of the Company who earned in excess of $100,000 during the Company's last fiscal year (collectively, the "Named Executive Officers") and (iii) the share ownership of the Company of all directors, director nominees and executive officers of the Company as a group.

                                               AMOUNT AND NATURE OF
   NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP          APPROXIMATE PERCENT OF CLASS
   ------------------------------------        --------------------          ----------------------------
     Richard Banakus                              1,720,000(1)                         7.0%
       82 Verissimo Drive
       Novato, CA 94947

     Mark Egide                                      25,000(2)                     Less than 1%
       2505 Vineyard Road
       Novato, Ca 94952

     Frank Fiur                                     284,000(3)                         1.2%
       469 W. 83rd Street
       Hialeah, FL 33041

     Charles Fox                                     60,000(4)                     Less than 1%
       39-08 Tierny Place
       Fair Lawn, NJ 07410

     Karen Gray                                      75,000(5)                     Less than 1%
       1001 Yamato Road #403
       Boca Raton, FL 33431

     Charles Johnston                               400,000(6)                         1.6%
       706 Ocean Drive
       Juno Beach, Fl 33408

----------
            (1) Consists of 1,700,000 shares held directly and 20,000 shares issuable upon exercise of options. Does not include 10,000 shares of Common Stock underlying options not currently exercisable.
            (2) Consists of 25,000 shares held directly. Does not include 15,000 shares of Common Stock underlying options not currently exercisable.
            (3) Consists of 140,000 shares held directly, 114,000 shares held by his spouse and 30,000 shares of Common Stock issuable upon exercise of options. Does not include 12,500 shares of Common Stock underlying options not currently exercisable. Mr. Fiur disclaims beneficial ownership of 114,000 shares held by his spouse.
            (4) Consists of 60,000 shares held directly. Does not include 10,000 shares of Common Stock underlying options not currently exercisable.
            (5) Consists of 15,000 shares held directly and 60,000 shares issuable upon exercise of options. Does not include 10,000 shares of Common Stock underlying options not currently exercisable.
            (6) Consists of 400,000 shares held directly. Does not include 12,500 shares of Common Stock underlying options not currently exercisable.

     Hugues Lamotte                                 320,000(7)                         1.3%
       Atlas Research and Consulting Ltd.
       41-46 Piccadilly
       Nuffield House
       London, England W1V0HB

     Samuel Leb, M.D.                               316,252(8)                         1.3%
       1905 So. Oak Haven Circle
       No. Miami Beach, FL 33179

     Richard Tauman                                  85,000(9)                     Less than 1%
       Hydron Technologies, Inc.
       1001 Yamato Road, Suite 403
       Boca Raton, FL 33431

     All officers, directors and director         3,285,252(10)                       13.3%
       nominees as a group (9 persons)

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and certain of its officers and persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 1997. Based on the Company's review of copies of such reports, the Company believes that during the fiscal year ended December 31, 1997, all such reporting requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION

The following table sets forth information for the years ended December 31, 1997, 1996 and 1995 with respect to all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and to each of the Company's executive officers who received salary and bonus payments in excess of $100,000 during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                           ---------------------------------------    ----------------------
                                                                       OTHER                 SECURITIES
                                                                       ANNUAL               UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR       SALARY ($)  BONUS ($)  COMPENSATION ($)            OPTIONS          COMPENSATION
---------------------------     ----       ----------  ---------  ----------------            -------          ------------
Richard Banakus,
  Interim President             1997         32,312         -0-           -0-                     -0-               -0-

Richard Tauman,                 1997        105,040         -0-        3,232                      -0-               -0-
  Chief Operating Officer and   1996        102,496     15,000         2,860                      -0-               -0-
  Executive Vice President      1995         74,360     12,500            -0-                 60,000                -0-

Harvey Tauman,                  1997        332,826         -0-       51,204(1)                   -0-               -0-
  Former Chief
  Executive Officer,            1996        422,604    100,000        53,702(2)                   -0-               -0-

----------
            (7) Consists of 300,000 shares held directly and 20,000 shares issuable upon exercise of options. Does not include 12,500 shares of Common Stock underlying options not currently exercisable.
            (8) Consists of 151,152 held as an IRA beneficiary, 80,000 shares held as a co-trustee, 45,100 shares held as a co-trustee and a beneficiary and 40,000 shares issuable upon exercise of options. Does not include 12,500 shares of Common Stock underlying options not currently exercisable.
            (9) Consists of 25,000 shares held directly and 60,000 shares issuable upon exercise of options.
            (10) Consists of 3,055,252 shares held directly and 230,000 shares issuable upon exercise of options. Does not include 95,000 shares of Common Stock underlying options not currently exercisable.
            (1) Consists of $51,204 of salary for vacation time not taken.
            (2) Consists of $48,762 of salary for vacation time not taken and $4,940 for insurance premiums.

  President and Treasurer(3)    1995        402,480    100,000        35,900(4)              100,000                -0-

----------
            (3) On September 19, 1997, the Board terminated the employment of Mr. Tauman as Chief Executive Officer, President and Treasurer of the Company.
            (4) Consists of $30,960 of salary for vacation time not taken and $4,940 for insurance premiums.

During the year ended December 31, 1997 no stock option grants were made to the Company's former Chief Executive Officer or any persons who were executive officers of the Company and its subsidiaries during the year ended December 31, 1997.

The following table sets forth certain information relating to option exercises effected during the year ended December 31, 1997, and the value of options held as of such date by the Company's former Chief Executive Officer and all other persons who were executive officers of the Company and its subsidiaries for the year ended December 31, 1997. The Company does not have any outstanding stock appreciation rights.

         AGGREGATE OPTION EXERCISES FOR THE YEAR ENDED DECEMBER 31, 1997
                           AND YEAR END OPTION VALUES

                                                                                                                VALUE(1) OF
                                                                                                                UNEXERCISED
                                                                      NUMBER OF UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                                                          AT DECEMBER 31, 1997(#)         AT DECEMBER 31, 1997($)
                                                                          ----------------------          -----------------------
                                  SHARES ACQUIRED ON      VALUE ($)           EXERCISABLE/                      EXERCISABLE/
              NAME                    EXERCISE(#)      REALIZED($)(2)        UNEXERCISABLE                     UNEXERCISABLE
              ----                    ----------       --------------        -------------                     -------------
Richard Banakus................           -0-              -0-                 20,000/-0-                         -0-/-0-
Richard Tauman.................           -0-              -0-                 60,000/-0-                         -0-/-0-
Harvey Tauman..................           -0-              -0-                    -0-/-0-                         -0-/-0-

EMPLOYMENT AGREEMENTS

Richard Tauman has an employment agreement with the Company pursuant to which he serves as Vice President, Production of the Company for a term extending through August 31, 2004 at a current annual salary of $110,292. His salary will increase annually by an amount equal to the greater of (i) five percent (5%) of his base salary for the immediately preceding employment year or (ii) an amount calculated on the basis of the increase, if any, in the Consumer Price Index for such immediately preceding year over the prior year and may also be increased at any time at the discretion of the Board.

Chaudhury M. Prasad has an employment agreement with the Company pursuant to which he serves as Secretary of the Company for a term extending through April 30, 2003 at a current annual salary of $84,344. His annual salary may be increased at any time at the discretion of the Board.

Each of the above employment agreements provides that if (i) a change in control of the Company has occurred and thereafter such employee shall terminate his employment with the Company, or (ii) the employment of such employee is terminated by the Company for any reason other than death, disability or cause, then such employee shall be entitled to receive (A) his regular compensation, including all awards, perquisites and benefits, through the date on which his employment terminated and (B) either (1) a lump sum payment in an amount equal to 2.99 times his "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended) or (2) his base salary in such periodic installments throughout the balance of the term of such employment agreement as would have been payable if the employee's employment had not been terminated.

Prior to his termination on September 19, 1997, Harvey Tauman had an employment agreement with the Company. On September 19, 1997, his employment agreement was canceled for cause.

On September 19, 1997, the Board appointed Richard Banakus to serve as President of the Company on an interim basis. The Board has agreed to pay Mr. Banakus a monthly salary of $10,000 and to reimburse him for his lodging expenses in Boca Raton, Florida and travel expenses to and from California, where Mr. Banakus resides.

----------
            (1) Total value of unexercised options is based upon the closing price ($.4375) of the Common Stock as reported by NASDAQ on December 31, 1997.
            (2) Value realized in dollars is the amount that the shareholder is deemed to have received as the result of the exercise of options, based upon the difference between the fair market value of the Common Stock as reported by NASDAQ on the date of exercise and the exercise price of the options.

On August __, 1998, the Company entered into an employment agreement with Robert
T. Austen pursuant to which he serves as chief operating officer and executive vice president of the Company for a term extending through December 1999. His current salary of $135,000 for the year ending December 31, 1998 shall increase to $140,000 for the year ending December 31, 1999. This agreement also provides for guaranteed bonuses of $25,000 in each of 1998 and 1999 as well additional bonuses based on performance standards and the granting of options based on performance standards.

COMPENSATION OF DIRECTORS

Employees of the Company who also serve as directors are entitled to no additional compensation for such service.

Nonemployee directors receive an annual fee of $5,000, paid quarterly, and during the fiscal year ended December 31, 1997 (1) each of Messrs. Richard Banakus, Frank Fiur, Hugues Lamotte and Samuel Leb was paid $5,000 for his service as a director; (2) Mr. Joseph A. Caccamo was paid $3,750 for his service as a director; (3) Mr. Nestor Cardero was paid $2,500 for his service as a director and (4) each of Messrs. Mark Egide and Charles Fox was paid $1,250 for his service as a director.

The 1993 Nonemployee Director Stock Option Plan ("1993 Plan") was adopted by the Board on December 22, 1993, approved by the shareholders on July 19, 1994 and approved, as amended, by the shareholders on December 17, 1997. The purpose of the 1993 Plan was to assist the Company in attracting and retaining key directors who are responsible for continuing the growth and success of the Company. In accordance with the 1993 Plan, on September 1, 1997, options to purchase 8,333 shares of Common Stock were granted to each of Messrs. Richard Banakus, Joseph A. Caccamo, Nestor Cardero, Frank Fiur, Hugues Lamotte and Samuel Leb at an exercise price of $2.50 per share (a price above the fair market value at the time of grant). The options granted to Messrs. Caccamo and Cardero were canceled in December 1997, as they were not exercised within a period of three months from the date these individuals resigned from the Board. The options granted to Messrs. Richard Banakus, Frank Fiur, Hugues Lamotte and Samuel Leb were canceled upon the approval of the 1997 Nonemployee Director Stock Option Plan, as discussed below.

On November 10, 1997, the Board adopted the 1997 Nonemployee Stock Option Plan ("1997 Plan"). This plan was approved by the shareholders on December 17, 1997. The purpose of the 1997 Plan is to assist the Company in attracting and retaining experienced and knowledgeable nonemployee directors who will continue to work for the best interests of the Company.

The 1997 Plan provides for the grant to nonemployee directors of nonqualified stock options to purchase an aggregate of 500,000 shares of Common Stock. Pursuant to the 1997 Plan each nonemployee director was granted an option to purchase 10,000 shares of Common Stock. Options to purchase 10,000 shares of Common Stock will be granted to nonemployee directors on May 1st of each year beginning May 1, 1998. The options granted under the 1997 Plan are not exercisable for a one year period and are to be granted at an exercise price equal to the average fair market value of the Common Stock during the ten business days preceding the day of the grant of the option. Each of Messrs. Mark Egide, Frank Fiur, Charles Fox, Hugues Lamotte and Samuel Leb were granted options to purchase 10,000 shares of Common Stock at the exercise price of $.70625 per share on November 10, 1997. Ms. Karen Gray and Mr. Charles Johnston were each granted options to purchase 10,000 shares of Common Stock at the exercise price of $.6047 per share on December 17, 1997.

The 1997 Plan also provides for the grant of nonqualified stock options to nonemployee directors who serve on committees of the Board. The options are not exercisable for a one year period and are to be granted at an exercise price equal to the average fair market value of the Common Stock during the ten business days preceding the day of the grant. During December 1997, options to purchase 2,500 shares of Common Stock at an exercise price of $.6047 per share were granted to each of Messrs. Mark Egide, Charles Johnston and Samuel Leb for their participation on the Compensation Committee of the Board. Also, in December 1997, options to purchase 2,500 shares of Common Stock at an exercise price of $.6047 per share were granted to each of Messrs. Mark Egide, Frank Fiur and Hugues Lamotte for their participation on the Audit Committee of the Board.

                                PERFORMANCE GRAPH

The following graph compares the performance (for the periods indicated in the graph) of the Common Stock with the performance of the NASDAQ Market Index and the average performance of a group of the Company's peer companies consisting of:

ADRIEN ARPEL INC.
ALBERTO-CULVER CL A
ALBERTO-CULVER CL B
AMERICAN SAFETY RAZOR CO
APPLEWOODS INC
AVON PRODUCTS INC
AZUREL LTD
BEAUTICONTROL COSMETICS
BLOCK DRUG COMPANY INC A
BLYTHE INDUSTRIES INC
CARSON INC
CCA INDUSTRIES INC
COLGATE-PALMOLIVE CO
DEL LABORATORIES INC
DEP CORP
DIAL CORP
DRANSFIELD CHINA PAPER
DRYPERS CORP
DSG INTERNATIONAL LTD
EROX CORP
ESTEE LAUDER COS INC
GILLETTE COMPANY
GUEST SUPPLY INC
HYDRON TECHNOLOGIES INC
ILLINOIS TOOL WORKS INC
JEAN PHILLIPE FRAGRANCES
LAMAUR CORPORATION THE
MEDICIS PHARMACEUTICAL A
MBHL/BIOPHILE INTERNAT
PARAGON TRADE BRANDS
PARLUX FRAGRANCES INC
PLAYTEX PRODUCTS INC
REVLON INC
SCOTT'S LIQUID GOLD INC
STEPMAN CO
STYLING TECHNOLOGY CP
THERMOLASE CORP

The graph assumes that the value of the investment in the Common Stock and each index was $100 at the beginning of the period indicated in the graph, and that all dividends were reinvested.

[A GRAPH APPEARS BELOW WITH THE FOLLOWING PLOT POINTS:]

                       1992      1993      1994      1995      1996      1997
                     ----------------------------------------------------------
HYDRON TECHNOLOGIES  $ 100.00  $ 165.22  $ 334.78  $ 125.45  $ 142.23  $  33.54

MG GROUP INDEX         100.00    100.55    124.61    171.83    256.69    319.95

NASDAQ STK MKT         100.00    119.95    125.94    163.35    202.99    248.30


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until September 1997, Joseph A. Caccamo was a director of and general counsel to the Company and was paid $68,155 in legal fees and reimbursement of disbursements incurred on behalf of the Company. From August 1996 through September 1997, the Company provided office space for Mr. Caccamo. During the year ended December 31, 1997, Mr. Caccamo was granted options to purchase 8,333 shares of Common Stock at $2.50 (a price above the fair market value at the time of grant), and received a nonemployee director's fee of $3,750 for his services.

During the year ended December 31, 1997, Charles Fox, a director of the Company since September 1997, was paid a total of $91,766 in advisory fees and reimbursement of disbursements incurred on behalf of the Company. Mr. Fox advises the Company on matters relating to research and development. During the year ended December 31, 1997, Mr. Fox was granted options to purchase 10,000 shares of Common Stock at $.70625 and received a nonemployee director's fee of $1,250 for his services.

During the year ended December 31, 1997, Karen Gray, a director of the Company since December 1997, was paid a total of $21,146 in consulting fees and reimbursement of disbursements incurred on behalf of the Company. Ms. Gray advises the Company on matters relating to marketing and communications. During the year ended December 31, 1997, Ms. Gray was granted options to purchase 10,000 shares of Common Stock at $.6047 per share.

                                 PROPOSAL NO. 2
        PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
                  TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

The Common Stock is listed on the National Association of Securities Dealer's Automated Quotations System (the "NASDAQ System"). Under the NASDAQ rules, to continue listing on the NASDAQ System, a company must have and maintain, among other things, a minimum bid price per share of $1.00.

As of the date of this Proxy Statement, the Company is in compliance with all of the NASDAQ requirements, except the requirement for a minimum bid price of $1.00 per share of Common Stock. The Board has determined that continued listing of the Common Stock on the NASDAQ System is in the best interests of the holders of the Common Stock. If the Common Stock were to be disqualified for listing on the NASDAQ System, the Common Stock would continue to be traded only on the automated "bulletin board" maintained by the National Quotation Bureau, Inc., which is generally considered to be a less efficient market than the NASDAQ System. In addition, much more stringent initial requirements would have to be met in the future to relist the Common Stock on the NASDAQ System.

On May 29, 1998, NASDAQ wrote the Company requiring the Company to submit a plan to comply with the minimum bid price requirement. The Company has been in contact with NASDAQ since that date, but was turned down in its request for a temporary exemption from the new listing requirement. As a result of these discussions, the Board has determined that a reverse stock split of the Company's Common Stock is necessary to raise the minimum bid price to meet the NASDAQ listing requirement. The Company has requested a formal oral hearing from NASDAQ, which should be scheduled for the later part of September 1998, to propose this plan of complying with the minimum bid price requirement. Therefore, the Board requests that the Company's shareholders approve a proposal that would authorize the Board to cause to be filed an amendment to the Certificate of Incorporation to effect a reverse 1-for-5 stock split ("Reverse Stock Split"). The Board's resolution effecting the amendment to the Certificate of Incorporation is set forth in Appendix A to this Proxy Statement.

The Board recognizes that reverse stock splits are sometimes believed to result in a decrease in the aggregate market value of an issuer's common stock. The Board believes, however, that this possible negative impact is outweighed by what it perceives to be a greater negative impact upon aggregate market valuation of delisting the Common Stock from the NASDAQ System.

CERTAIN EFFECTS OF A REVERSE STOCK SPLIT

The Company is currently authorized to issue 30,000,000 shares of Common Stock, of which at the close of business on August 11, 1998, 24,796,816 shares were issued (including 251,000 shares of treasury stock) and 24,545,816 shares were outstanding. If the Reverse Stock Split is effected, the number of authorized shares would remain the same, but the number of shares issued and outstanding would be decreased to approximately 4,960,000 issued shares and approximately 4,910,000 outstanding shares. With the exception of the number of issued and outstanding shares, the rights and preferences of the shares of Common Stock of the Company before and after the Reverse Stock Split will remain the same. If the Reverse Stock Split is effected, it is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of shareholders of the Company, or any other aspect of the Company's business would materially change as a result of the Reverse Stock Split.

The result of any Reverse Stock Split effected due to the proposed amendment would be that shareholders of the Company who own five (5) or more shares of Common Stock will receive one share of new common stock ("New Common Stock") for each five (5) shares of Common Stock held at the time of the Reverse Stock Split, and one additional share in lieu of the issuance of fractional shares of New Common Stock. Shareholders of the Company who own fewer than five (5) shares of Common Stock on the date the Reverse Stock Split is effected will be entitled to receive one (1) share of New Common Stock in lieu of receiving fractional shares resulting from the Reverse Stock Split.

FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN FEDERAL INCOME TAX AND NEW YORK STATE TAX CONSEQUENCES IS BASED ON CURRENT LAW AND IS INCLUDED FOR GENERAL INFORMATION ONLY. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

The receipt of New Common Stock solely in exchange for Common Stock will not generally result in recognition of gain or loss to the shareholder. The adjusted tax basis of the shareholder's New Common Stock will be the same as the shareholder's adjusted tax basis in the exchanged Common Stock. The holding period of New Common Stock received solely in exchange for Common Stock will include the shareholder's holding period in the exchanged Common Stock. No gain or loss will be recognized by the Company upon the Reverse Stock Split.

EXCHANGE OF CERTIFICATES IN THE EVENT OF A REVERSE STOCK SPLIT

If the proposal is approved by the shareholders, the Company will file an amendment to its Certificate of Incorporation with the New York Secretary of State. The Reverse Stock Split would become effective on the date of that filing (the "Effective Date"). The Company intends to use its transfer agent, American Stock Transfer and Trust Company, as its exchange agent in effecting the exchange of certificates in the event of a Reverse Stock Split.

As soon as practicable after the Effective Date, shareholders will be notified and requested to surrender the certificates representing their shares of Common Stock to the Company in exchange for certificates representing shares of New Common Stock. Commencing with the Effective Date, each certificate representing shares of Common Stock will be deemed, for all corporate purposes, to evidence ownership of shares of New Common Stock. If a shareholder owns fewer than five
(5) shares of Common Stock or holds a number of shares not evenly divisible by five (5), that shareholder will receive an additional share of New Common Stock in lieu of receiving fractional shares of New Common Stock.

For the purpose of determining ownership of Common Stock at the Effective Date, shares will be considered to be held by the person in whose name those shares are registered on the stock records of the Company, regardless of the beneficial ownership of those shares. For example, if certain shares are registered separately in the name of a husband and his wife, those two amounts of shares will be treated separately and as held by two different shareholders for the purposes of determining ownership of Common Stock at the Effective Date.

No service charges will be payable by the shareholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

SHAREHOLDER APPROVAL

The proposal to authorize the Board to effect the Reverse Stock Split must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

Under New York law, shareholders are not entitled to dissenter's rights of approval with respect to the proposed amendment to the Company's Certificate of Incorporation to effect a Reverse Stock Split.

The Board has unanimously approved the proposal, and it is believed that all officers and directors of the Company will vote their respective shares in favor of the proposal.

YOUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL. THE ENCLOSED PROXY WILL BE VOTED FOR THE PROPOSAL UNLESS A CONTRARY SPECIFICATION IS MADE.

                                 PROPOSAL NO. 3
        PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
             TO AUTHORIZE UP TO 5,000,000 SHARES OF PREFERRED STOCK

The Board has unanimously adopted and submitted to the shareholders for approval, an amendment to the Company's Certificate of Incorporation ("Preferred Stock Amendment") authorizing the issuance by the Company of up to 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). The Board believes that the authorization of the Preferred Stock is in the best interests of the Company and its shareholders. Although it has no present plans or commitments to issue any shares of Preferred Stock, the Company believes that the availability of such a security, among other things, will allow the Company to consider and, if in the best interests of the shareholders, take advantage of acquisition opportunities. The authorization will enable the Company to act promptly if appropriate circumstances arise which require the issuance of such shares, including any capital needs of the Company, in conjunction with any acquisition opportunities or other corporate purposes.

The Preferred Stock will have such designations, preferences, dividend, conversion, cumulative, relative, participating, optional and other rights, including voting rights, qualifications, limitations and restrictions as are determined by the Board. Thus, if the Preferred Stock Amendment is approved, the Board would be entitled to authorize the creation and issuance of up to 5,000,000 shares of Preferred Stock in one or more series with such rights, limitations and restrictions as may be determined in the Board's sole discretion, without the expense and delay of a special shareholders' meeting, except as may be required by applicable law or stock market or exchange requirements. Many other public companies have authorized a class of preferred stock with similar features.

The authorization of the shares of Preferred Stock will not, by itself, have any effect on the rights of the holders of shares of Common Stock. Nonetheless, the issuance of one or more series of Preferred Stock could, depending upon the Board's determination of the rights and preferences of the series of Preferred Stock (i) restrict the payment of dividends to holders of the Common Stock; (ii) dilute voting power of the holders of Common Stock to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilute the equity interest and voting power of the holders of Common Stock if the Preferred Stock is convertible into Common Stock; and (iv) restrict the distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock. The Board is required by New York State law to make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of the shareholders of the Company. The terms of the Preferred Stock subject to issuance upon the adoption of this proposal and the actual effect of the issuance of Preferred Stock on the rights of holders of Common Stock cannot be stated or estimated.

The Preferred Stock Amendment is not proposed in order to deter or prevent a change in control of the Company. However, the Board could issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board such action would be in the best interests of the shareholders of the Company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board. In addition, the Board could authorize holders of a series of Preferred Stock to vote, either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The maintaining of the current level of authorized shares could also have the effect of discouraging unsolicited takeover attempts, as the issuance of new shares of Common Stock could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board consider the action of such entity or person not to be in the best interests of the shareholders of the Company.

The Board believes that the availability of the Preferred Stock provides the Company with the flexibility to address potential future financing needs by creating Preferred Stock customized to meet the needs of any particular transaction and market conditions without having to incur possible delays and expenses associated with obtaining shareholder approval. The Company could also issue Preferred Stock for other corporate purposes, such as to implement joint ventures or to make acquisitions. The Company currently has no agreements or understandings with respect to the issuance of shares of Preferred Stock. The Board's resolution effecting the amendment to the Certificate of Incorporation is set forth in Appendix B to this Proxy.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is required for approval of the adoption of the Preferred Stock Amendment.

YOUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL. THE ENCLOSED PROXY WILL BE VOTED FOR THE PROPOSAL UNLESS A CONTRARY SPECIFICATION IS MADE.

                                 PROPOSAL NO. 4
                            RATIFICATION OF SELECTION
                              OF ERNST & YOUNG, LLP
                   AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board has approved the engagement of Ernst & Young, LLP as the independent certified public accountants of the Company for the year ending December 31, 1998. Ernst & Young, LLP has audited the Company's financial statements since the year ended December 31, 1991.

The Company is advised that neither that firm nor any of its partners has any material direct or indirect relationship with the Company. The Board considers Ernst & Young, LLP to be well qualified for the function of serving as the Company's independent certified public accountants. The New York Business Corporation Law does not require the approval of the selection of auditors by the Company's shareholders, but in view of the importance of the financial statements to shareholders, the Board deems it desirable that they pass upon its selection of auditors. In the event the shareholders disapprove of the selection, the Board will consider the selection of other auditors.

A representative of Ernst & Young, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

YOUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL. THE ENCLOSED PROXY WILL BE VOTED FOR THE PROPOSAL UNLESS A CONTRARY SPECIFICATION IS MADE.

                              SHAREHOLDER PROPOSALS
                             FOR 1999 ANNUAL MEETING

Shareholders who wish to present proposals at the 1999 Annual Meeting of Shareholders must do so in writing which must be received in writing by the Secretary of the Company at the address set forth on the first page of the Proxy Statement no later than April 26, 1999 in order for such proposals to be considered for inclusion in the Company's proxy statement relating to that meeting.

                                             By Order of the Board
                                             CHAUDHURY M. PRASAD
                                             SECRETARY

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                          ANNUAL REPORT TO SHAREHOLDERS

The Annual Report to Shareholders of the Company for the year ended December 31, 1997, including audited financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed a part of the Proxy solicitation materials.

Management of the Company knows of no business other than that specified in Items 1 through 4 of the Notice of Annual Meeting which will be presented for consideration at the Annual Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

                                             August 25, 1998
                                             Boca Raton, FL

                                   APPENDIX A

                           ARTICLE 3 OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION,
                            AS PROPOSED TO BE AMENDED

      The following Resolution would amend Article 3 of the Company's Certificate of Incorporation, as amended, by inserting a new paragraph to effect the Reverse Stock Split.

      RESOLVED, that Article 3 of the Company's Certificate of Incorporation, as amended, be revised to insert a new paragraph, as follows:

            Upon the date the Certificate of Amendment , including this second paragraph of Article 3 , is filed with the Secretary of State of New York, each five (5) shares of issued and outstanding shares of common stock of this Corporation shall be automatically combined into one (1) share of common stock of this Corporation (the "Reverse Stock Split"). In lieu of the issuance of any fractional shares that would otherwise result from the Reverse Stock Split, the Corporation shall issue one (1) additional share of the common stock of this Corporation. The Corporation shall also issue one (1) share of the common stock of this Corporation to any holders who own fewer than five (5) shares of common stock of this Corporation on the date of the Reverse Stock Split. Following the effectiveness of this Certificate of Amendment, certificates representing shares of common stock to be outstanding thereafter shall be exchanged for certificates now outstanding pursuant to procedures adopted by the Corporation's Board of Directors and communicated to those who are to receive new certificates.

                                   APPENDIX B

                           ARTICLE 3 OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION,
                            AS PROPOSED TO BE AMENDED

      The following Resolution would amend the first paragraph of Article 3 of the Company's Certificate of Incorporation, as amended, to effect the authorization of up to 5,000,000 shares of Preferred Stock.

      RESOLVED, that the first paragraph of Article 3 of the Company's Certificate of Incorporation, as amended, be revised to substitute a new paragraph, as follows:

            3. The total number of shares which the Corporation shall have authority to is issue is 35,000,000, comprised of 30,000,000 shares of common stock of the par value of one cent ($.01) per share, and 5,000,000 shares of preferred stock of the par value of one cent ($.01) per share.

                           HYDRON TECHNOLOGIES, INC.

                       THIS PROXY IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Richard Banakus and Richard Tauman as proxies (the "Proxies"), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.01 par value per share, of HYDRON TECHNOLOGIES, INC. (the "Company") held of record by the undersigned on August 24, 1998 (the "Record Date") at the Annual Meeting of Shareholders to be held at 10:00 A.M., local time, on October 1, 1998, at the Boca Raton Marriot Crocker Center, 5150 Town Center Circle, Boca Raton, Florida 33486, or at any adjournment thereof, as directed below, and in their discretion on all other matters coming before the meeting or any adjournment thereof.

                  Please mark boxes |_| in blue or black ink.

1. Election of five (5) directors: Richard Banakus, Mark Egide, Karen Gray, Charles Johnston, and Richard Tauman.

                 (Mark only one of the two boxes for this item)

                  |_| VOTE FOR all nominees named above except
                      those who may be named on this line:

                            ------------------------

                                      (OR)

               |_| VOTE WITHHELD as to all nominees named above.

2. Approval of an amendment to the Company's Certificate of Incorporation to effect a one for five reverse stock split of the Company's Common Stock, par value $.01 per share.

                         FOR |_| AGAINST |_| ABSTAIN |_|

3. Approval of an amendment to the Company's Certificate of Incorporation to authorize the Company to issue up to 5,000,000 shares of preferred stock to be issued from time to time in such amounts and designations as authorized by the Board.

                         FOR |_| AGAINST |_| ABSTAIN |_|

4. Proposal to ratify the Board's selection of Ernst & Young, LLP as the Company's independent certified public accountants:

                         FOR |_| AGAINST |_| ABSTAIN |_|

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      When properly executed, the Proxy will be voted as directed. If no direction is made, this Proxy will be voted FOR Proposals 1 through 4.


      Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

                                      Dated:________________ 1998


                                      X__________________________
                                              Signature


                                      X__________________________
                                            Print Name(s)


                                      X__________________________
                                       Signature, if held jointly

      Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney or executor, administrator, trustee or guardian, please give full title as such. If a Company, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                      -2-